AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT


                  THIS AGREEMENT, dated and effective as of the 1st of April, 2004, is made and entered into by and between THE TAX-EXEMPT BOND FUND OF AMERICA, INC., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Adviser"). The parties agree as follows:

                  1. The Fund hereby employs the Adviser to furnish advice to the Fund with respect to the investment and reinvestment of the assets of the Fund. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligation to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Fund.

                  2. The Adviser agrees to provide from its own resources and those of its subsidiary companies supervision of the portfolio of the Fund and, to the extent authorized by the Board of Directors of the Fund, to determine what securities or other property shall be purchased or sold by the Fund, giving due consideration to the policies of the Fund as expressed in the Fund's Articles of Incorporation, By-Laws, Registration Statement under the Investment Company Act of l940, as amended (the "l940 Act"), and Prospectus as in use from time to time, as well as to the factors affecting the Fund's status as a regulated investment company under the Internal Revenue Code of l954, as amended.

                  The Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Fund. With respect to such transactions, the Adviser, subject to such directions as may be furnished from time to time by the Board of Directors of the Fund, shall endeavor as the primary objective to obtain the most favorable prices and execution of orders. Subject to such primary objective, the Adviser may place orders with brokerage firms which have sold shares of the Fund or which furnish statistical and other information to the Adviser, taking into account the value and quality of the brokerage services of such dealers, including the availability and quality of such statistical and other information. Receipt by the Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 5 hereof.

                  3. The Adviser, at its own expense, shall furnish to the Fund: office space, furniture, equipment, supplies, telephone and utilities, which may be the same as occupied or used by the Adviser; the services of qualified personnel for administering the affairs, managing the investments, and preparing and maintaining the books of account and records of the Fund; members of the Adviser's organization to serve without compensation for the Fund as officers and/or directors of the Fund, if desired by the Fund; daily determination of net asset value and offering price per share; general purpose forms, supplies, stationery and postage relating to the obligations of the Adviser hereunder; and compensation and expenses of all persons whose services are to be furnished to the Fund pursuant to this Section 3.




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                  4. Except to the extent expressly assumed by the Adviser
herein, the subject to an expense reimbursement fee agreement described in
Section 6 below, the Fund shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: compensation paid to the directors of the Fund who are not affiliated persons of the Adviser and reimbursement of travel expenses incurred by such Directors of the Fund in connection with attendance at meetings of the Directors or committees thereof; fees and expenses of the Fund's custodian, transfer agent, dividend disbursing agent, legal counsel and independent public accountants; costs of designing, printing, and mailing reports, prospectuses, proxy statements and notices to Fund shareholders; special purpose forms and stationery, and postage relating directly to the business of the Fund; fees and expenses of sale (including registration and qualification), issuance (including costs of stock certificates) and redemption of shares; association dues; interest; and taxes.

                  5. The Fund shall pay to the Adviser on or before the tenth
(10th) day of each month, as compensation for the services rendered by the Adviser during the preceding month, the sum of the following amounts:

               (a) 0.30% per annum on the first $60 million of the Fund's average daily net assets; plus 0.21% per annum on the portion of such net assets between $60 million and $1 billion; plus 0.18% per annum on the portion of such net assets between $1 billion and $3 billion; plus 0.15% per annum on the portion of such net assets between $3 billion and $6 billion; plus 0.13% per annum on the portion of such net assets in excess of $6 billion ("Net Asset Portion"), plus

               (b) 3% of the Fund's first $3,333,333 of monthly gross income; plus 2.5% of such income between $3,333,333 and $8,333,333; plus 2% of such income in excess of $8,333,333 ("Income Portion").

                  The Net Asset Portion shall be accrued daily based on the number of days per year. The net asset value of the Fund shall be determined in the manner set forth in the Articles of Incorporation and prospectus of the Fund as of the close of the New York Stock Exchange on each day of which said Exchange is open, and in the case of Saturdays, Sundays, and other days on which said Exchange shall not be open, as at the close of the last preceding day on which said Exchange shall have been open.

                  The Income Portion shall be accrued daily and "gross income" for this purpose shall be determined in the same manner as gross income is determined for and reported in financial statements and shall not include gains or losses on the sale of securities.



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                  Upon any termination of this Agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month of the Fund.

                  6. The Adviser agrees to pay the expenses of the Fund referred to in Section 4 above (with the exclusion of interest, taxes, brokerage costs and extraordinary expenses such as litigation and acquisitions) for a period not to exceed the ten year period ending September 30, l989, all subject to reimbursement by the Fund. To accomplish such reimbursement, the Fund shall pay the Adviser an expense reimbursement fee that on an annual basis is equivalent to the difference between the compensation referred to in Section 6 above, and 1% of the average daily net assets of the Fund. Such expense reimbursement fee agreement shall terminate when either (1) all of such reimbursable expenses of the Fund that have been paid by the Adviser pursuant thereto have been reimbursed by the Fund or (2) the ten year period has expired. Payment of the foregoing fee is subject to the provision that within thirty days following the close of any fiscal year of the Fund, the Adviser will pay to the Fund a sum equal to the amount by which the aggregate expenses of the Fund incurred during such fiscal year, but excluding interest, taxes, brokerage costs, and extraordinary expenses such as litigation and acquisitions, exceed the lesser of either 25% of gross income of the Fund for the preceding year or the sum of (a) 1-1/2% of the average daily net assets of the preceding year up to and including $30,000,000 and (b) 1% of any excess of average daily net assets of the preceding year over $30,000,000. The obligation of the Adviser to reimburse the Fund for expenses incurred for any year may be terminated or revised at any time by the Adviser to the Fund by notice in writing from the Adviser to the Fund, provided, however, that termination or revision of the Adviser's obligation to reimburse for expenses is not to be effective with respect to the fiscal year within which such notice is given.

                  7. The expense limitation described in Section 6 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 6 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.

                  8. Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, or to prohibit affiliates of the Adviser from engaging in such businesses or in other related or unrelated businesses.

                  9. The Adviser shall have no liability to the Fund, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not




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involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

                  10. This Agreement shall continue in effect until the close of business on May 31, 2004. It may be renewed from year to year thereafter by mutual consent, provided that such renewal shall be specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority (as defined in the l940 Act) of the outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons (as defined in the l940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

                  11. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by the vote of a majority (as defined in the l940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Adviser, or by the Adviser on like notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the l940 Act).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.


THE TAX-EXEMPT BOND FUND                CAPITAL RESEARCH AND
OF AMERICA, INC.                        MANAGEMENT COMPANY



By  /s/ Paul G. Haaga, Jr.              By  /s/ James F. Rothenberg
   ---------------------------------       -----------------------------
     Paul G. Haaga, Jr., Chairman       James F. Rothenberg, President


By  /s/ Julie F. Williams               By /s/ Michael J. Downer
   ---------------------------------      ------------------------------
  Julie F. Williams, Secretary         Michael J. Downer,
                                        Secretary






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